Exhibit (a)(1)(J)

NEWS RELEASE

Editorial Contacts:	Investor Contacts:

Craig Cochran Synopsys, Inc. (650) 584-4230 craig@synopsys.com	Jessica Kourakos Synopsys, Inc. (650) 584-4289 jessicak@synopsys.com

Darren Ballegeer
Edelman Public Relations (650) 429-2735 darren.ballegeer@edelman.com

SYNOPSYS PROVIDES HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT UPDATE

MOUNTAIN VIEW, Calif., February 5, 2003 – Synopsys, Inc. (Nasdaq: SNPS) announced today that it has decided to voluntarily withdraw and refile its Notification and Report Form filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the pending tender offer by its subsidiary, Neon Acquisition Corporation, to acquire all outstanding shares of common stock of Numerical Technologies, Inc. (Nasdaq: NMTC). Synopsys intends to refile its Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice on Friday, February 7. As a result, the waiting period under the HSR Act will expire at 11:59 P.M. on Monday, February 24, 2003, unless such period is earlier terminated or extended by the FTC and the Antitrust Division, as described in the Offer to Purchase dated January 23, 2003. Unless the waiting period has been terminated prior to the scheduled expiration of the Offer, Synopsys will, subject to the terms and conditions of the Merger Agreement and the Offer, extend the Offer period until Monday, February 24.

About Numerical Technologies

Numerical Technologies, Inc., the world’s leading provider of sub-wavelength lithography-enabling technology, develops and markets proprietary technology, software tools and services that enable the production of sub-wavelength integrated circuits (ICs) with feature sizes that are smaller than the wavelength of light used to create circuit patterns on silicon. Numerical’s products and industry alliances form a comprehensive design-to-silicon solution that enables the creation of smaller, faster and more power-efficient ICs using available manufacturing equipment. Numerical’s customers include the world’s top semiconductor companies, design automation tool vendors, semiconductor equipment suppliers and photomask manufacturers. Additional information about the company is available on the Web at http://www.numeritech.com.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS), headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems, and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

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The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Numerical. Neon Acquisition Corp. and Synopsys have filed a Tender Offer Statement on Schedule TO containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer, and Numerical has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC. Neon Acquisition Corp., Synopsys and Numerical have mailed these documents to Numerical stockholders. These documents contain important information about the tender offer and Numerical stockholders are urged to read them carefully and in their entirety. Numerical stockholders may obtain a free copy of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain a free copy of these documents from Synopsys by contacting Synopsys at 700 East Middlefield Road, Mountain View, California 94043, attention: Investor Relations.

Documents may also be obtained from D. F. King & Co., Inc., the information agent for the tender offer, 77 Water Street, New York, New York 10005, (212) 269-5550 (banks and brokers call collect) or (800) 628-8532 (all others call toll free).

Synopsys is a registered trademark of Synopsys, Inc. Numerical Technologies is a trademark of Numerical Technologies, Inc.

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